Exhibit 99.1

GMXR

FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT

Alan Van Horn

Manager, Investor Relations

405.254.5839

GMX RESOURCES INC. Announces Closing of a Volumetric Production Payment Transaction (“VPP”) and Monetizing its Entire Natural Gas Hedge Portfolio for a Combined $68 Million in Cash Proceeds

Oklahoma City, Oklahoma, Monday, December 12, 2011. GMX RESOURCES INC., NYSE: ‘GMXR’ (the “Company” or “GMXR”), reports today that the Company has closed on an agreement to sell a limited term overriding royalty interest (the “Production Payment”) in certain of the Company’s oil and gas properties located in the Haynesville/ Bossier shale formation (“H/B”) in Harrison County in East Texas to EDF Trading North America, LLC, a subsidiary of EDF Trading, the trading group for the French owned power conglomerate EDF S.A. The Production Payment for $49.7 million dollars will be for scheduled quantities of an aggregate of approximately 14.75 Bcf to be produced over a 95-month period commencing December 1, 2011. The term may be extended as necessary to fully deliver scheduled quantities. Natural gas produced from the subject interests will be allocated first to the Production Payment, and the oil and other liquid hydrocarbons produced from the subject interests will be allocated first to the Company’s retained interests, so that the Production Payment hydrocarbons will consist of natural gas to the extent reasonably practicable. Scheduled quantities of production of natural gas from these properties attributed to the Production Payment for 2012 will be approximately 3.9 Bcf.

The VPP will be treated as a sale for accounting purposes and the Company’s oil and natural gas properties will be reduced accordingly. The reduction from the VPP on the Company’s year-end 2010 PV-10 of $249.9 million is expected to be approximately $45.6 million, and is not expected to result in any adjustments to our proved undeveloped locations. A portion of the proceeds from the VPP was used to retire the Company’s borrowings under our revolving bank credit facility.

As previously planned, today the Company has monetized its entire natural gas hedge portfolio for $18.5 million dollars. These hedges were primarily combinations of put spreads and costless collars on 16.7 Bcf in 2012 and 4.7 Bcf in 2013. Combined with the Production Payment, the Company has created $68 million dollars in cash proceeds allowing for the continued transition to a liquids rich drilling program.

GMXR is a resource play rich E&P company. Oil shale resources are located in the Williston Basin, North Dakota & Montana targeting the Bakken Petroleum System and in the DJ Basin, Wyoming targeting the Niobrara Petroleum System; both plays are 90% oil. Our natural gas resources are located in the East Texas Basin, in the Haynesville/Bossier gas shale and the Cotton Valley Sand Formation, where the majority of our acreage is contiguous, with infrastructure in place and mostly held by production. We believe these oil and natural gas resource plays provide a substantial inventory of operated, high probability, repeatable, organic growth opportunities. The Company’s multiple basin strategy provides flexibility to allocate capital to achieve the highest risk adjusted rate of return, with both oil and natural gas resources throughout our portfolio. Please visit www.gmxresources.com for more information on the Company.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. They include statements regarding the Company’s financing plans and objectives, drilling plans and objectives, related exploration and development costs, number and location of planned wells, reserve estimates and values, statements regarding the quality of the Company’s properties and potential reserve and production levels. These statements are based on certain assumptions and analysis made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes appropriate in the circumstances, including the assumption that there will be no material change in the operating environment for the Company’s properties. Such statements are subject to a number of risks, including but not limited to the completion of announced acquisitions, commodity price risks, drilling and production risks, risks relating to the Company’s ability to obtain financing for its planned activities, risks related to weather and unforeseen events, governmental regulatory risks and other risks, many of which are beyond the control of the Company. Reference is made to the Company’s reports filed with the Securities and Exchange Commission for a more detailed disclosure of the risks. For all these reasons, actual results or developments may differ materially from those projected in the forward-looking statements.